                                MASTER LEASE AGREEMENT

                            dated as of December 19, 1996


                                       between


                   GENERAL ELECTRIC CAPITAL CORPORATION, as Lessor,


                                         and


                    HUTCHINSON TECHNOLOGY INCORPORATED, as Lessee


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                                MASTER LEASE AGREEMENT

                                  TABLE OF CONTENTS
                                                                            Page

I.       LEASING..............................................................2

II.      TERM, RENT AND PAYMENT...............................................6

III.     [INTENTIONALLY OMITTED]..............................................6

IV.      TAXES................................................................7

V.       REPORTS..............................................................7

VI.      DELIVERY, USE AND OPERATION..........................................8

VII.     SERVICE..............................................................9

VIII.    STIPULATED LOSS VALUE...............................................10

IX.      LOSS OR DAMAGE......................................................10

X.       INSURANCE...........................................................10

XI.      RETURN OF EQUIPMENT.................................................11

XII.     DEFAULT.............................................................12

XIII.    ASSIGNMENT..........................................................13

XIV.     NET LEASE; NO SET-OFF, ETC..........................................14

XV.      INDEMNIFICATION.....................................................15

XVI.     DISCLAIMER..........................................................21

XVII.    REPRESENTATIONS AND WARRANTIES OF LESSEE............................22

XVIII.   INTENT; TITLE; SECURITY DEPOSIT.....................................23

XIX.     OPTIONS AT END OF BASIC TERM........................................24

XX.      MISCELLANEOUS.......................................................26

XXI.     CHOICE OF LAW.......................................................28

XXII.    CHATTEL PAPER.......................................................28

XXIII.   SPECIAL PURCHASE OPTION.............................................29

XXIV.    FINANCIAL COVENANTS.................................................30

XXV.     SPECIAL LESSOR OPTION...............................................32

XXVI.    LICENSE OF INTELLECTUAL PROPERTY....................................33

                                MASTER LEASE AGREEMENT



    THIS MASTER LEASE AGREEMENT, dated as of December 19, 1996 ("AGREEMENT"), between GENERAL ELECTRIC CAPITAL CORPORATION with an office at 4 Northpark Drive, Suite 500, Hunt Valley, Maryland 21030 (hereinafter called, together with its successors and assigns, if any, "LESSOR"), and HUTCHINSON TECHNOLOGY INCORPORATED, a Minnesota corporation with its mailing address and chief place of business at 40 West Highland Park, Hutchinson, Minnesota 55350-9784 (hereinafter called "LESSEE").


                                     WITNESSETH:

I.  LEASING:

    (a) This Agreement shall be effective from and after the date of execution hereof. Subject to the terms and conditions set forth below, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, certain assembly equipment and etching equipment ("EQUIPMENT") described in Annex A to any schedule hereto (each and collectively, the "SCHEDULE"). Each Schedule shall be in the form of Exhibit A attached hereto, appropriately completed. Terms defined in a Schedule and not otherwise defined herein shall have the meanings ascribed to them in such Schedule.

    (b)(i) Subject to satisfaction of the terms and conditions specified herein, Lessor agrees to acquire and lease to Lessee on the terms set forth herein Equipment having an aggregate Capitalized Lessor's Cost not in excess of Twenty-five Million Dollars ($25,000,000.00) during the period commencing on the date of this Agreement through and including September 30, 1997 (the "INITIAL COMMITMENT PERIOD"). Future commitment(s) by Lessor for the acquisition and leasing of additional Equipment during a subsequent twelve (12) month period(s) (each, an "ADDITIONAL COMMITMENT PERIOD"; and together with the Initial Commitment Period being hereinafter referred to as a "COMMITMENT PERIOD") is subject to Lessor's approval upon expiration of the then current Commitment Period. On or before July 1, 1997, Lessee shall notify Lessor of the anticipated Capitalized Lessor's Cost of Equipment which Lessee desires to finance pursuant to this Agreement during the first Additional Commitment Period. Upon receipt of Lessee's notice, and in any event on or before August 15, 1997, Lessor shall notify Lessee whether Lessor has approved a commitment for such first Additional Commitment Period and the amount of such approval. If Lessor does not timely provide a commitment for the full amount requested by Lessee, Lessee may accept a partial commitment expressed by Lessor or, notwithstanding the last sentence of Section I(b)(iii) hereof, Lessee may arrange for a third party to provide any or all lease financing requirements of Lessee with respect to assembly and/or etching equipment for the balance of the period of three (3) years after the date of this Agreement or thereafter. On or before July 1, 1998, Lessee shall notify Lessor of the anticipated Capitalized Lessor's Cost of Equipment which


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Lessee desires to finance pursuant to this Agreement during the second
Additional Commitment Period. Upon receipt of Lessee's notice, and in any event on or before August 15, 1998, Lessor shall notify Lessee whether Lessor has approved a commitment for such second Additional Commitment Period and the amount of such approval. If Lessor does not timely provide a commitment for the full amount requested by Lessee, Lessee may accept a partial commitment expressed by Lessor or, notwithstanding the last sentence of Section I(b)(iii) hereof, Lessee may arrange for a third party to provide any or all lease financing requirements of Lessee with respect to assembly and/or etching equipment for the balance of the period of three (3) years after the date of this Agreement or thereafter. Lessor's obligations hereunder ("LESSOR'S COMMITMENT") are subject to there then being no material adverse change in Lessee's business or financial condition from that disclosed in Lessee's financial statements referred to in Section XVII (g) hereof, as determined by Lessor in its reasonable discretion.

         (ii) In consideration of the foregoing, Lessee agrees to pay to Lessor an administrative and executory fee calculated as one-quarter of one percent (0.25%) of the amount of Lessor's Commitment with respect to a particular Commitment Period, which fee shall be payable with respect to the Initial Commitment Period concurrently with execution of this Agreement, and shall be payable with respect to each Additional Commitment Period (if any) upon any subsequent approval by Lessor of a future commitment with respect to any such Additional Commitment Period.

         (iii) In the event that, by December 15, 1996, Equipment having an aggregate Capitalized Lessor's Cost less than Twenty Million Dollars ($20,000,000.00) has then been leased hereunder (as evidenced by the satisfaction of all conditions specified in Paragraph (d) hereof), then Lessee will pay to Lessor a non-use fee of One Hundred Thousand Dollars ($100,000.00) on December 15, 1996. The parties acknowledge and agree that Lessee has paid to Lessor a good faith deposit in the amount of Seventy-five Thousand Dollars ($75,000.00) and that any portion of such good faith deposit as has not then been applied pursuant to the terms of that certain proposal letter dated December 25, 1995, between the parties will be applied in partial satisfaction of Lessee's obligation with respect to such non-use fee. Further in consideration of the foregoing, Lessee agrees that Lessor shall have the exclusive right to provide all lease financing requirements of Lessee with respect to assembly and/or etching equipment for a period of three (3) years after the date of this Agreement.

    (c) Lessor and Lessee acknowledge and agree that the Basic Term Lease Rate Factors and the FMV Special Purchase Option Price factors are shown as a percentage of the Capitalized Lessor's Cost in Exhibit B attached hereto, which percentages and the Schedule of Stipulated Loss Values attached hereto as Exhibit C have been calculated based on the 15.75% November, 2001 U.S. Treasury Note having an ask yield of 5.97% as published in the November 11, 1996 edition of THE WALL STREET JOURNAL. Actual Basic Term Lease Rate factors and actual FMV Special Purchase Option Price factors and related Stipulated Loss Values will be determined based on the Applicable Treasury Yield (as hereinafter defined) on the date Lessor prepares the applicable Schedule for sending to and signature by Lessee as contemplated below (the "SCHEDULE PREPARATION DATE") so as to maintain Lessor's pre-tax yield at the same spread over the Applicable Treasury Yield as when the Applicable Treasury Yield was 5.97%.

    The "APPLICABLE TREASURY YIELD" as of each Schedule Preparation Date means the ask yield as quoted in THE WALL STREET JOURNAL as of the next previous day of a U.S. Treasury Note maturing in the month that is five (5) years from such Schedule Preparation Date, or, if there is no such Note maturing in such month, then of a U.S. Treasury Note maturing in the month that is closest to but earlier than such month. If there is more than one class of U.S. Treasury Notes maturing in the month of maturity to be used for purposes of the preceding sentence, then the Applicable Treasury Yield shall be the average of the ask yields of such Notes.

    Lessor and Lessee contemplate that Lessee will submit documentation to Lessor required by Paragraph (d) below in sufficient time before the end of a calendar quarter to enable Lessor to prepare a related Schedule for sending to Lessee for signature and for Lessee to verify the economics thereof and sign and return the same to Lessor before the end of such quarter.

    Lessee recognizes that Lessor's formula for determining Lessor's pre-tax yield is complicated and not easily set forth in this Agreement. However, Lessor has furnished Lessee with Lessor's internal rate of return ("IRR") calculated as described below for an Applicable Treasury Yield of 5.97% and Lessor and Lessee agree that as a means of Lessee verifying Lessor's determination of Basic Term Lease Rate factors and the FMV Special Purchase Option Price factors and related Stipulated Loss Value, Lessor's IRR is expected to change by only 50-80% of the change in the Applicable Treasury Yield depending on the particular calendar quarter involved. For example, a change of 10 basis points in the Applicable Treasury Yield from 5.97% is expected to change the Lessor's IRR by 5-8 basis points. For this purpose, Lessor's IRR shall be based on gross cash flow, the amount funded, the quarterly payments of Basic Rent, and as if the FMV Special Purchase Option were exercised. Nevertheless, whether or not Lessor's IRR is within the foregoing parameters, Lessor agrees that Lessee may in its sole discretion and at Lessee's expense have Lessee itself or an accounting firm chosen by Lessee verify that Lessor has calculated Basic Term Lease Rate factors and the FMV Special Purchase Option Price factors and related Stipulated Loss Values so as to maintain Lessor's pre-tax yield at the same spread over the Applicable Treasury Yield as when the Applicable Treasury Yield was 5.97%. Lessor agrees to make available such of its records and appropriate access to its employees for the purposes of such verification.

    (d) The obligation of Lessor to purchase Equipment components from the manufacturer or supplier thereof ("SUPPLIER") and, after assembly and configuration thereof by Lessee, to lease the Equipment to Lessee under any Schedule shall be subject to satisfaction of the following conditions: (1) receipt by Lessor, prior to the Lease Commencement Date (with respect to such Equipment), of each of the following documents in form and substance satisfactory to Lessor: (i) a Schedule relating to the Equipment then to be leased hereunder, (ii) an Agency Agreement in the form of Exhibit D attached hereto, unless Lessor shall have delivered its purchase order for such Equipment, (iii) evidence of insurance which complies with the requirements of Section IX, (iv) an Estoppel/Waiver Agreement in the form of Annex D to the applicable Schedule, (v) the security deposit required pursuant to Section XVIII(c) hereof, (vi) the Equipment Substantiation with respect to the applicable Equipment, (vii) an appraisal with respect to the Equipment issued by such appraiser as reasonably is satisfactory to Lessor, stating the fair market value of the Equipment and that the Capitalized Lessor's Cost of the Equipment is not more than the fair market value of the Equipment, that the Equipment will have an uninflated fair market value of at least twenty percent (20%) of Capitalized Lessor's Cost as of the end of the Term, an inflated fair market value on the FMV Special Purchase Option Date of not more than the FMV Special Purchase Option Price, and that the useful life of the Equipment exceeds the Term by the greater of one (1) year or twenty percent (20%) of such estimated useful life, and (viii) such other documents as Lessor reasonably may request; and (2) the Equipment must consist of either assembly or etching equipment and the aggregate Capitalized Lessor's Cost of all Equipment to be leased during the Initial Commitment Period shall not exceed Twenty-five Million Dollars ($25,000,000.00) and during any Additional Commitment Period (if applicable) shall not exceed the amount of any such future commitment by Lessor; (3) the Purchase Price (as such term is defined in the Agency Agreement) and the Capitalized Lessor's Cost of each item of Equipment must be not more than the then current Fair Market Value (as such term is hereinafter defined) of such item of Equipment; and (4) the Equipment must be delivered to, and accepted for purposes of this Agreement by, Lessee on or before the expiration of the Initial Commitment Period (or of any Additional Commitment Period, if applicable). As used herein, "EQUIPMENT SUBSTANTIATION" shall mean the Project Reports, tied to specific asset numbers, together with a complete description with respect to not less than ten percent (10%) and not more than fifteen percent (15%) of the Equipment, provided that Lessor is reasonably satisfied with the Equipment Substantiation provided with respect to such portion of the Equipment, including: make (manufacturer), model numbers, serial numbers, age, original cost breakdown, equipment specifications and applicable capitalized costs of modification, together with copies of the original purchase orders and invoices. As a further condition to such obligations of Lessor, Lessee shall, upon delivery of such Equipment (but not later than the Last Delivery Date specified in the applicable Schedule) execute and deliver to Lessor a Certificate of Acceptance (in the form of Annex B to the applicable Schedule) covering such Equipment, and deliver to Lessor a bill of sale therefor (in form and substance satisfactory to Lessor). Upon execution by Lessee of any Certificate of Acceptance, then, and only then, shall the Equipment described thereon be deemed to have been delivered to, and irrevocably accepted by, Lessee for lease hereunder.

    (e) Lessee may execute not more than one (1) Schedule per calendar quarter with respect to assembly Equipment to be leased for a term of twenty-one (21) quarters, and not more than one (1) Schedule per calendar quarter with respect to etching Equipment to be leased for a term of twenty-five (25) quarters. The aggregate Capitalized Lessor's Cost of the Equipment described on all Schedules (but not each Schedule) executed in a calendar quarter shall be not less than One Million Dollars ($1,000,000). As used herein, "CAPITALIZED LESSOR'S COST" of an item of Equipment means the aggregate purchase price of the components of the item actually paid by Lessee plus Lessee's charge for assembly and configuration.

II. TERM, RENT AND PAYMENT:

    (a) The rent payable hereunder (the "RENT") and Lessee's right to use the Equipment shall commence on the date of execution by Lessee of the Certificate of Acceptance for such Equipment ("LEASE COMMENCEMENT DATE"). The term of this Agreement (the "TERM") with respect to such Equipment shall be the period specified in the applicable Schedule, which shall be twenty-one (21) quarters with respect to assembly equipment and twenty-five (25) quarters with respect to etching Equipment. If any Term is extended, the word "Term" shall be deemed to refer to all extended terms, and all provisions of this Agreement shall apply with respect to such Equipment during any extended terms, except as otherwise may be specifically provided in writing.

    (b) Rent shall be paid to Lessor by wire transfer of immediately available funds to: Bankers Trust New York, New York, New York 10006, Account No. 50-202-962, ABA No. 021-001-033, or to such other account as Lessor may direct in writing; and shall be effective upon receipt. Payments of Rent shall be in the amount set forth in, and due in accordance with, the provisions of the applicable Schedule. In no event shall any Rent payments be refunded to Lessee.


III.     [INTENTIONALLY OMITTED]


IV. TAXES:

    Except as provided in Section XV(c) hereof, Lessee shall have no liability for taxes imposed by (a) the United States of America or any State or political subdivision thereof which are on or measured by the net income of Lessor or any Participant (as such term is hereinafter defined), and (b) any foreign government or political subdivision thereof which are on or measured by the net income of Lessor or any Participant. Lessee shall report (to the extent that it is legally permissible) and pay promptly all other taxes, fees and assessments due, imposed, assessed or levied against any Equipment (or the purchase, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any rentals or receipts hereunder), any Schedule, Lessor or Lessee by any foreign, federal, state or local government or taxing authority during or related to the term of this Agreement, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (all hereinafter called "TAXES"). Lessee shall (i) reimburse Lessor upon receipt of written request for reimbursement for any Taxes charged to or assessed against Lessor, together with a statement from Lessor that such Taxes have been paid by Lessor,
(ii) on reasonable written request of Lessor, submit to Lessor written evidence of Lessee's payment of Taxes, (iii) on all reports or returns show the ownership of the Equipment by Lessor, and (iv) upon reasonable written request of Lessor, send a copy thereof to Lessor. Promptly upon Lessor's receipt of notice of any Taxes for which Lessor seeks or is entitled to seek reimbursement from Lessee, Lessor shall give to Lessee prompt written notice of such Taxes and copies of all related documents then having been received by Lessor, and (at Lessee's expense) Lessor shall cooperate in a timely manner in any abatement, refund, defense or other actions by Lessee with respect thereto.


V.  REPORTS:

    (a) Lessee will notify Lessor in writing, within ten (10) business days after Lessee's receipt of notice, or actual knowledge, that any tax or other lien shall have attached to any Equipment, of the full particulars thereof and of the location of such Equipment on the date of such notification.

    (b) Lessee will deliver to Lessor, within ninety (90) days of the close of each fiscal year of Lessee, Lessee's consolidated balance sheet and consolidated statement of operations, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, in each case except as otherwise stated therein, certified by a recognized firm of certified public accountants, together with Lessee's Form 10K filed with the Securities and Exchange Commission ("SEC") and Lessee's annual report. Lessee will deliver to Lessor quarterly, within forty-five (45) days of the close of each fiscal quarter of Lessee, in reasonable detail, copies of Lessee's consolidated quarterly financial report, together with Lessee's Form 10Q filed with the SEC.

    (c) Lessee will permit Lessor to inspect the Equipment and all maintenance records with respect thereto during normal business hours upon reasonable notice.

    (d) Lessee will keep the Equipment within the Continental United States and will not move any of the Equipment outside the Continental United States without the prior written consent of Lessor. If Lessor moves any Equipment from the Equipment Location (specified in the applicable Schedule), within ninety
(90) days thereafter, Lessee promptly shall notify Lessor thereof and shall furnish to Lessor such Uniform Commercial Code financing statements or statements of amendment (if any) as Lessor reasonably may request to maintain the status of Lessor's interest in such Equipment. Upon Lessor's request, Lessee promptly will notify Lessor in writing of the location of any Equipment as of the date of such notification.

    (e) Lessee will promptly and fully report to Lessor in writing if any Equipment is lost or damaged (where the estimated repair costs would exceed $100,000 in the aggregate with respect to all Equipment then having been lost or damaged, or is otherwise involved in an accident causing personal injury or property damage.

    (f) Within ninety (90) days of the close of each fiscal year of Lessee, and within thirty (30) days after any request by Lessor (provided, however, that Lessor shall not make any such request more than four (4) times during any consecutive twelve (12) month period), Lessee will furnish a certificate of an authorized officer of Lessee stating that he has reviewed the activities of Lessee and that, to the best of his knowledge, there exists no Default (as hereinafter defined) or event which, with the giving of notice or the lapse of time (or both), would become a Default.


VI. DELIVERY, USE AND OPERATION:

    (a)  All Equipment shall be shipped directly from the Supplier to Lessee.

    (b) Lessee agrees that the Equipment will be used by Lessee solely in the conduct of its business and in a manner complying with all applicable Federal, state, and local laws and regulations and any applicable insurance policies, and Lessee shall not discontinue use of the Equipment for a period in excess of six
(6) consecutive months (provided, however, that notwithstanding such discontinuance of use, Lessee shall continue to be required to perform its obligations under this Agreement with respect to such Equipment, including, without limitation, its obligations pursuant to Section VII hereof).

    (c) Lessee will keep the Equipment free and clear of all liens and encumbrances other than those created by or arising through (except those created by Lessee) Lessor and those that are temporary liens or encumbrances imposed by law for personal property taxes or other charges and are discharged in due course by timely payment without delinquency.

VII. SERVICE:

    (a) Lessee will, at its sole expense, maintain each unit of Equipment in good operating order, repair, condition and appearance in accordance with standards consistent with and customary to industry practice and, in all events, consistent with Lessee's practices with respect to similar equipment owned by Lessee. Lessee shall, if at any time reasonably requested by Lessor, affix in a prominent position on each unit of Equipment plates, tags or other identifying labels showing the unit is leased and not owned by Lessee.

    (b) Lessee will not, without the prior consent of Lessor, affix or install any accessory, equipment or device on any Equipment if such addition will impair the value, originally intended function or use of such Equipment. All additions, repairs, parts, supplies, accessories, equipment, and devices furnished, attached or affixed to any Equipment which are not readily removable shall be made only in compliance with applicable law, including Internal Revenue Service guidelines, shall be free and clear of all liens, encumbrances or rights of others, and shall become the property of Lessor.

    (c) It is the intention of the parties that all Equipment shall at all times remain personal property of Lessor regardless of the degree of its annexation to any real property and shall not by reason of any installation in, or affixation to, real or personal property become a part thereof. Upon Lessor's reasonable request, Lessee shall obtain and deliver to Lessor (to be recorded at Lessee's expense) from any person having an interest in the property where the Equipment is to be located, waivers of any lien, encumbrance or interest which such person might have or hereafter obtain or claim with respect to the Equipment. Lessee will not, without the prior written consent of Lessor and subject to such conditions as Lessor may impose for its protection, affix or install any Equipment to real property in such manner that the Equipment would become a real property fixture.

    (d) Any alterations or modifications to the Equipment that may, at any time during the term of this Agreement, be required to comply with any applicable law, rule or regulation shall be made at the expense of Lessee.

VIII.    STIPULATED LOSS VALUE:

    Lessee shall promptly and fully notify Lessor in writing if any unit of Equipment then having a value exceeding One Hundred Thousand Dollars ($100,000.00) shall be or become worn out, lost, stolen, destroyed, irreparably damaged in the reasonable determination of Lessee, or permanently rendered unfit for use from any cause whatsoever (such occurrences being hereinafter called "CASUALTY OCCURRENCES"). On the Rent Payment Date next succeeding a Casualty Occurrence (the "PAYMENT DATE"), Lessee shall pay Lessor the sum of
(x) the Stipulated Loss Value of such unit calculated in accordance with Annex C to the applicable Schedule as of the Rent Payment Date next preceding such Casualty Occurrence ("CALCULATION DATE"); and (y) all rental and other amounts which are due hereunder as of the Payment Date. Upon payment of all sums due hereunder, the Term as to such unit shall terminate and (except in the case of the loss, theft or complete destruction of such unit) Lessor shall be entitled to recover possession of such unit.


IX. LOSS OR DAMAGE:

    Lessee hereby assumes and shall bear the entire risk of any loss, theft, damage to, or destruction of, any unit of Equipment from any cause whatsoever from the time the Equipment becomes subject to this Agreement.


X.  INSURANCE:

    Lessee agrees, at its own expense, to keep all Equipment insured for such amounts as specified in Paragraph D of the applicable Schedule and against such hazards as Lessor may require, including, but not limited to, insurance for damage to or loss of such Equipment and liability coverage for personal injuries, death or property damage, with Lessor named as additional insured and with a loss payable clause in favor of Lessor, as its interest may appear, irrespective of any breach of warranty or other act or omission of Lessee. All such policies shall be with companies, and on terms, satisfactory to Lessor; and such insurance with respect to property damage may have a deductible not in excess of Fifty Thousand Dollars ($50,000.00). Lessee agrees to deliver to Lessor evidence of insurance satisfactory to Lessor. No insurance shall be subject to any co-insurance clause. Lessee hereby appoints Lessor as Lessee's attorney-in-fact to make proof of loss and claim for insurance, and to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks or drafts in connection with payments made as a result of such insurance policies; provided, however, that, so long as no Default has then occurred hereunder and is continuing, Lessee shall have the exclusive right to settle claims for loss or damage to the Equipment of Fifty Thousand Dollars ($50,000) or less. Any expense of Lessor in adjusting or collecting insurance shall be borne by Lessee. Lessee will not make adjustments with insurers except as expressly permitted above or with Lessor's written consent. Said policies shall provide that the insurance may not be altered or canceled by the insurer until after thirty (30) days' written notice to Lessor. Lessor may, at its option, apply proceeds of insurance, in whole or in part, to (i) repair or replace Equipment or any portion thereof, or (ii) satisfy any obligation of Lessee to Lessor hereunder.

XI. RETURN OF EQUIPMENT:

    (a) Upon any expiration or termination of this Agreement or any Schedule, Lessee shall promptly, at its own cost and expense: (i) perform any testing and repairs required to place the affected units of Equipment in the same condition and appearance as when received by Lessee (reasonable and ordinary wear and tear excepted) and in good working order for their originally intended purpose; (ii) if deinstallation, disassembly or crating is required, cause such units to be deinstalled, disassembled and crated in accordance with the manufacturer's recommendations (if any); and (iii) return such units, free and clear of all liens and encumbrances (other than Lessor Liens), to a location within the continental United States as Lessor shall direct. As used herein, "LESSOR LIENS" means any lien on or with respect to the Equipment which results from:
(1) non-payment by Lessor of any Taxes other than any Taxes the payment of or indemnification for which is Lessee's obligation hereunder; (2) claims against or acts or omissions of Lessor arising out of events or conditions that are not related to the transaction contemplated by the terms of this Agreement or are in violation of any of the obligations of Lessor under the terms of this Agreement;
(3) claims against Lessor arising out of any transfer (whether voluntary or involuntary) by Lessor of any portion of its interest in the Equipment or its rights under this Agreement prior to the occurrence of a Default; or (4) any other act of, claim against or lien created by, Lessor that does not result from any action or omission of Lessee.

    (b) Until Lessee fully has complied with the requirements of Paragraph (a) above, Lessee's Rent payment obligation and all other obligations under this Agreement shall continue from month to month notwithstanding any expiration or termination of the Term. Lessor may terminate such continued leasehold interest upon ten (10) days' notice to Lessee, whereupon Lessee's obligation to pay Rent hereunder shall terminate. In addition to these rents, Lessor shall have all of its other rights and remedies available as a result of the nonperformance of Paragraph (a) above.



XII. DEFAULT:

    (a) Each of the following is a "DEFAULT" under this Agreement: (1) Lessee breaches its obligation to pay Rent or any other sum payable hereunder when due and fails to cure the breach within ten (10) days; (2) Lessee breaches any of its insurance obligations under Section X hereof; (3) Lessee breaches any of its other obligations hereunder and fails to cure that breach within thirty (30) days after Lessee's receipt of written notice thereof from Lessor; (4) any representation or warranty made by Lessee in connection with this Agreement (other than any such representation or warranty made in Section XV(c) hereof, as to which Lessor's sole remedy shall be pursuant to Section XV(d) hereof) shall be false or misleading in any material respect; (5) Lessee becomes insolvent or ceases to do business as a going concern; (6) a petition is filed by or against Lessee under any bankruptcy or insolvency laws and, if such petition is filed against Lessee, such petition is not dismissed within ninety (90) days; (7) Lessee shall have terminated its corporate existence, consolidated with, merged into, or conveyed or leased substantially all of its assets as an entirety to any person where Lessee is not the surviving entity (such actions being referred to as an "EVENT"), unless: (x) such person is organized and existing under the laws of the United States or any state, and not later than the date of the consummation of the Event such person executes and delivers to Lessor an agreement containing an effective assumption by such person of the due and punctual performance of this Agreement; and (y) not less than ten (10) days prior to such Event, Lessee notifies Lessor of the anticipated Event and provides to Lessor such information as reasonably may be required by Lessor with respect to such person, and Lessor is reasonably satisfied as to the creditworthiness of such person; (8) Lessee shall be in default under any obligation for borrowed money, for the deferred purchase price of property or any lease agreement for an original amount in excess of Five Million Dollars ($5,000,000.00) ("MATERIAL INDEBTEDNESS") and as a result of such default, the creditor has declared immediately due and payable an amount in excess of Five Million Dollars ($5,000,000.00); or (9) Lessee shall be in default under any other agreement between Lessor and Lessee having a then current unpaid balance in excess of One Million Five Hundred Thousand Dollars ($1,500,000). Any provision of this Agreement to the contrary notwithstanding, Lessor may exercise all rights and remedies hereunder independently with respect to each Schedule.

    (b) After Default, at the request of Lessor, Lessee shall comply with the provisions of Section XI(a) hereof. Lessor may enter, with or without legal process, any premises where any Equipment is located and take possession thereof. Lessor may declare the following amount to be due and payable by Lessee, and Lessee shall pay, immediately, the sum of: (i) as liquidated damages for loss of a bargain and not as a penalty, the Stipulated Loss Value of the Equipment (calculated in accordance with Annex D to the applicable Schedule as of the Rent Payment Date next preceding the declaration of Default), and (ii) all Rent and other sums then due hereunder. Lessor may, but shall not be required to, sell Equipment at private or public sale, in bulk or in parcels, with or without notice, and without having the Equipment present at the place of sale; or Lessor may, but shall not be required to, lease, otherwise dispose of or keep idle all or part of the Equipment (provided, however, that Lessor shall in all events act in a commercially reasonable manner with respect to the Equipment). The proceeds of sale, lease or other disposition, if any, shall be applied in the following order of priorities: (1) to pay all of Lessor's costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of Equipment; then; (2) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee hereunder; then (3) to reimburse to Lessee any sums previously paid by Lessee as liquidated damages; and (4) any surplus shall be retained by Lessor. Lessee shall pay any deficiency in clauses
(1) and (2) forthwith.

    (c) In addition to the foregoing rights, Lessor may cancel the lease as to any or all of the Equipment.

    (d) The foregoing remedies are cumulative, and any or all thereof may be exercised in lieu of or in addition to each other or any remedies at law, in equity, or under statute. Lessee waives notice of sale or other disposition (and the time and place thereof), and the manner and place of any advertising. If permitted by law, Lessee shall pay reasonable attorney's fees actually incurred by Lessor in enforcing the provisions of this Lease and any ancillary documents. Waiver of any Default shall not be a waiver of any other or subsequent default.


XIII.    ASSIGNMENT:

    (a) LESSEE SHALL NOT ASSIGN, MORTGAGE, SUBLET OR HYPOTHECATE ANY EQUIPMENT OR THE INTEREST OF LESSEE HEREUNDER WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR, except that Lessee may assign or sublease any or all of the interest of Lessee hereunder (1) in connection with an Event permitted by Section XII (a)(7) hereof, and/or (2) to any entity that is a wholly-owned subsidiary of Lessee (provided that such entity is then solvent) or of which Lessee is then a wholly-owned subsidiary.

    (b) Lessor may, without the consent of Lessee, assign this Agreement or any Schedule, or the right to enter into any Schedule; provided however, that each such assignee (or the parent of such assignee) shall have a net worth or combined capital and surplus of not less than Fifty Million Dollars ($50,000,000.00), and the interest in this Agreement or any Schedule assigned to such assignee shall be not less than One Million Five Hundred Thousand Dollars ($1,500,000.00). General Electric Capital Corporation (or a financial institution designated to serve as trustee) shall serve as fiscal agent for Lessor and any assignee; and Lessee and Lessor each agrees that Lessee will pay all Rent and other amounts payable under each Schedule only to such fiscal agent. Each Schedule, incorporating by reference the terms and conditions of this Agreement, constitutes a separate instrument of lease, and the Lessor named therein or its assignee shall have all rights as "Lessor" thereunder separately exercisable by such named Lessor or assignee as the case may be, exclusively and independently of Lessor or any assignee with respect to other Schedules executed pursuant hereto. Lessee further agrees to confirm in writing receipt of a notice of assignment as reasonably may be requested by assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor or any other person for any reason whatsoever (no such assignment shall relieve Lessor any such other person from any such defense, set-off, recoupment claim or counter-claim with respect to such Lessor or any such other person, and Lessor and each such other person shall remain subject thereto).

    (c) Subject always to the foregoing, this Agreement inures to the benefit of, and is binding upon, the successors and assigns of the parties hereto.


XIV. NET LEASE; NO SET-OFF, ETC.:

    This Agreement is a net lease. Lessee's obligation to pay Rent and other amounts due hereunder shall be absolute and unconditional; provided, however, that Lessee shall be entitled to the benefit of any contest rights set forth herein. Lessee shall not be entitled to any abatement or reductions of, or set-offs against, said Rent or such other amounts, including, without limitation, those arising or allegedly arising out of claims (present or future, alleged or actual, and including claims arising out of strict tort or negligence of Lessor) of Lessee against Lessor under this Agreement or otherwise. This Agreement shall not terminate and the obligations of Lessee shall not be affected by reason of any defect in or damage to, or loss of possession, use or destruction of, any Equipment from whatsoever cause. It is the intention of the parties that Rents and such other amounts due hereunder shall continue to be payable in all events in the manner and at the times set forth herein unless the obligation to do so shall have been terminated pursuant to the express terms hereof. Notwithstanding the foregoing, Lessee shall have the right to assert
(a) in an independent action against Lessor any rights Lessee may have against Lessor, or (b) in an independent action against any assignee of Lessor or any other person, any rights Lessee may have against such assignee of Lessor or such other person.


XV. INDEMNIFICATION:

    (a) GENERAL INDEMNITY. (1) Lessee hereby agrees to indemnify, save and keep harmless Lessor, its agents, employees, successors and assigns, from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses, of whatsoever kind and nature, in contract or tort, and including, but not limited to, Lessor's strict liability in tort, arising out of (i) the selection, manufacture, purchase, acceptance or rejection of Equipment, the ownership of Equipment during the Term, and the delivery, lease, possession, maintenance, uses, condition, return or operation of the Equipment (including, without limitation, latent and other defects, whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement or environmental damage), or (ii) the condition of Equipment sold or disposed of after use by Lessee, any sublessee or employees of Lessee (except, in each case, for such as may be caused by Lessor's or its agent's gross negligence, wilful misconduct or illegal act). Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.

         (2) In any event, Paragraph (a)(1) shall not apply to claims based on any of the following: (i) indemnity for income taxes, that matter being covered in Section XV(c) hereof; (ii) indemnity for income and other taxes for which Lessee is not responsible hereunder; (iii) acts or events occurring with respect to an item of Equipment after possession of such item of the Equipment has been redelivered to Lessor at a time when a Default shall not have occurred and be continuing (other than any such acts or events allegedly relating to or arising out of actions or omissions by Lessee prior to the time when possession of the item of Equipment has been redelivered to Lessor); (iv) breach of any agreement made by Lessor hereunder or in any related documents executed pursuant hereto;
(v) any Lessor Lien; or (vi) any indemnity for environmental claims, those matters being covered by Section XV(b) hereof.

         (3) Lessee and Lessor agree to give each other, promptly upon obtaining knowledge thereof, written notice of any claim or liability indemnified against pursuant to Paragraph (a)(1) hereof; provided, however, that the failure to provide such notice shall not release Lessee from its obligations pursuant thereto except to the extent that such failure results in actual prejudice to Lessee with respect to such claim or liability (and then Lessee shall be released from its obligations pursuant hereto only to the extent of such prejudice). Upon the payment in full of any indemnities as contained in Paragraph (a)(1) hereof by Lessee, and provided that no Default shall then have occurred and be continuing, Lessee shall be subrogated to any right of the indemnified person (except against another indemnified person) with respect to the matter against which indemnity has been given. Provided that no Default shall then have occurred and be continuing, any payments received by such an indemnified person from any person (except Lessee) as a result of any matter with respect to which such indemnified person has been indemnified by Lessee pursuant hereto, shall be paid over to Lessee to the extent necessary to reimburse Lessee for indemnification payments previously made pursuant to this
Section XV(a). Nothing in this Section XV(a) shall constitute a guaranty by Lessee of the residual value of any item of the Equipment at the end of the Term.

    (b) ENVIRONMENTAL INDEMNITY. Lessee shall defend, indemnify and hold harmless Lessor and its Affiliates, successors and assigns, directors, officers, employees and agents, from and against any Environmental Claim or Environmental Loss and, unless Lessee is then contesting in good faith such Environmental Claim or

Environmental Loss and Lessee has set aside on its books appropriate reserves therefor, Lessee shall fully and promptly pay, perform and discharge any such Environmental Claim or Environmental Loss.

         As used herein,

         (1) "ADVERSE ENVIRONMENTAL CONDITION" shall refer to (i) the existence or the continuation of the existence, of an Environmental Emission (including, without limitation, a sudden or non-sudden accidental or non-accidental Environmental Emission), of, or exposure to, any Contaminant, odor or audible noise in violation of any Applicable Environmental Law, at, in, by, from or related to any Equipment, (ii) the environmental aspect of the transportation, storage, treatment or disposal of materials in connection with the operation of any Equipment in violation of any Applicable Environmental Law, or (iii) the violation, or alleged violation, of any Environmental Law connected with any Equipment.

         (2) "AFFILIATE" shall refer, with respect to any given Person, to any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

         (3) "CONTAMINANT" shall refer to those substances which are regulated by or form the basis of liability under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls ("PCBs"), and radioactive substances.

         (4) "ENVIRONMENTAL CLAIM" shall refer to any accusation, allegation, notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any governmental authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon any Adverse Environmental Condition.

         (5) "ENVIRONMENTAL EMISSION" shall refer to any actual or threatened release, spill, omission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any of the Equipment, including, without limitation, the movement of any Contaminant or other substance through or in the air, soil, surface water, groundwater, or property.

         (6) "ENVIRONMENTAL LAW" shall mean any Federal, foreign, state or local law, rule or regulation pertaining to the protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 ET SEQ.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C.
    Section 6901 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 1361 ET SEQ.), and the Occupational Safety and Health Act (19 U.S.C. Section 651 ET SEQ.), as these laws have been amended or supplemented, and any analogous foreign, Federal, state or local statutes, and the regulations promulgated pursuant thereto.

         (7) "ENVIRONMENTAL LOSS" shall mean any loss, cost, damage, liability, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys' fees, engineering and other professional or expert fees), investigation, removal, cleanup and remedial costs (voluntarily or involuntarily incurred) and damages to, loss of the use of or decrease in value of the Equipment arising out of or related to any Adverse Environmental Condition.

         (8) "PERSON" shall include any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust, or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

    (c) INCOME TAX INDEMNIFICATION. This Agreement has been entered into on the assumption that this Agreement will be treated for Federal income tax purposes as a true lease and Lessor will be treated as the owner and lessor of the Equipment and Lessee will be treated as the lessee of the Equipment.

         (1) TAX REPRESENTATIONS. Lessee hereby represents, warrants and covenants that (i) assuming (without representing) that this Lease is a true lease for Federal income tax purposes, on the Lease Commencement Date for any unit of Equipment, such unit will qualify for all of the depreciation deductions specified in Section C of the applicable Schedule ("TAX BENEFITS") in the hands of Lessor (all references to Lessor in this Section include Lessor and each assignee of Lessor and the consolidated taxpayer group of which Lessor and each assignee of Lessor is a member), (ii) the Equipment does not and will not constitute "limited use property" as provided in Rev. Proc. 76-30 (or any successor provision), (iii) each item of Equipment has a recovery period within the meaning of Section 168(c) of the Internal Revenue Code of 1986, as amended (the "CODE"), as set forth in Section C of the applicable Schedule, (iv) throughout the Term hereof, no item of Equipment shall be used in a way that results in the creation of an item of income, gain, deduction, loss or credit to or for Lessor, the source of which is outside the United States, (v) Lessor will not be required to include in its gross income (A) any amount of Rent prior to the period for which such amount is payable in accordance with the terms of this Agreement as a result of the payment by Lessee prior to its due date, or (B) with respect to any such item of Equipment, all or any part of the cost of any repairs, maintenance, alterations, modifications, improvements or additions thereto, or any other expenditures by Lessee with respect thereto, (vi) Lessee has not taken and will not take any action in connection with filing its Federal, state or local income tax returns that is inconsistent with the assumption set forth in the first paragraph of this Paragraph (c) or with any of Lessee's representations set forth in this subparagraph (1) of this Paragraph (c), (vii) at all times during the Term hereof, none of the Equipment will constitute "public utility property" within the meaning of Section 168(i)(10) of the Code, (viii) Lessee will not permit any item of Equipment to be used by a tax-exempt entity within the meaning of
Section 168(h)(2) of the Code, (ix) on the Lease Commencement Date of each item of Equipment, no improvements, modifications or additions to any item of Equipment are required in order to render such item of Equipment complete for its intended use, and Lessee will not have furnished any cost of the Equipment or have any investment in the Equipment for which it has not been fully reimbursed, and (x) at no time during the Term of this Agreement will Lessee take or omit to take, nor will it permit any permitted sublessee, affiliate or assignee to take or omit to take, any action (whether or not such action or omission is otherwise permitted by Lessor or the terms of this Agreement), which will result in the disqualification of any Equipment for, or recapture of, all or any portion of such Tax Benefits.

         (2) If (i) by reason of any breach by Lessee of any of the covenants, warranties and representations set forth in Paragraph (c)(1) above, (A) tax counsel of Lessor shall determine that there is no Reasonable Basis (as such term is hereinafter defined) for Lessor to claim on its Federal income tax return all or any portion of the Tax Benefits with respect to any Equipment, or
(B) any Tax Benefit claimed on the Federal income tax return of Lessor is disallowed or adjusted by the Internal Revenue Service, or (C) any Tax Benefit is recomputed or recaptured, or (ii) Lessor shall become liable for additional tax (an "INCOME INCLUSION") as a result of Lessee having added an attachment or made an alteration to the Equipment, including (without limitation) any such attachment or alteration which would increase the productivity or capability of the Equipment so as to violate the provisions of Rev. Proc. 75-21, 1975-1 C.B. 715, or Rev. Proc. 79-48, 1979 -2 C.B. 529

(as either or both may hereafter be modified or superseded); (any such determination, disallowance, adjustment, recomputation, recapture or Income Inclusion being hereinafter called a "LOSS"); then Lessee shall pay to Lessor, as an indemnity and as additional rent, such amount as shall, in the reasonable opinion of Lessor, cause Lessor's after-tax economic yields and cash flows, computed on the same assumptions, including tax rates, and were utilized by Lessor in originally evaluating the transaction (such yields and flows being hereinafter called the "NET ECONOMIC RETURN") to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred. Such amount shall be payable upon demand accompanied by a statement describing in reasonable detail such Loss and the computation of such amount. As used herein, "REASONABLE BASIS" means that tax counsel may properly advise reporting a particular position on a tax return in accordance with applicable opinions of the American Bar Association from time to time in effect. The applicable opinion as of the date of this Agreement is formal Opinion 85-352 issued by the Standing Committee on Ethics and Professional Responsibility.

         (3) If, at the conclusion of an audit and of such administrative proceedings within the Internal Revenue Service, if any, as tax counsel of General Electric Company shall determine in his sole discretion to take, the Internal Revenue Service proposes an adjustment to a tax return of Lessor for which Lessee would be required to indemnify Lessor pursuant to this Section XV(c), and the amount of the indemnity which Lessee would be required to pay would exceed Fifty Thousand Dollars ($50,000.00), Lessor promptly shall notify Lessee of the proposed adjustment. If, within ten (10) days thereafter, Lessee sends a written request to Lessor, Lessor promptly shall request Sullivan & Cromwell (or other independent tax counsel selected by Lessor and reasonably approved by Lessee) for such counsel's opinion whether the basis in law and in fact in favor of allowance of the item proposed to be adjusted outweighs the basis in law and in fact to the contrary. If the opinion is to that effect and Lessee promptly requests Lessor to do so, Lessor shall contest the adjustment in a court of competent jurisdiction selected by tax counsel of General Electric Company in his sole discretion. Lessor shall not be required to take any action set forth in this Paragraph (c)(3) unless and until Lessee shall have agreed to indemnify Lessor in a manner satisfactory to Lessor for any liability or loss which Lessor may incur as a result of taking such action and shall have agreed to pay Lessor on demand all out-of-pocket costs and expenses (including the fees and disbursements of independent tax counsel) incurred by Lessor in connection with taking such action and, if tax counsel of General Electric Company determines in his sole discretion to contest the adjustment by a proceeding for refund of amounts paid based on the adjustment, Lessee shall have paid to Lessor an amount equal to the sum of any tax, interest, penalties and additions to tax which are required to be paid. Upon receipt by Lessor of a refund of any amounts paid by it based on the adjustment in respect of which amounts it shall have been paid an equivalent amount by Lessee,

Lessor shall pay to Lessee the amount of such refund together with any interest received by it on such amount. At any time, whether before or after commencing to take the action set forth in this Paragraph (c)(3), Lessor may decline to take any such action with respect to all or any portion of a proposed adjustment by notifying Lessee in writing that Lessee is relieved of its obligation to indemnify Lessor with respect to the adjustment or such portion, as the case may be. Nothing in the foregoing shall require Lessor to appeal any adverse judicial decision.

         (4) Notwithstanding anything to the contrary in this Section XV(c), Lessee shall not be obligated to indemnify Lessor with respect to a particular Loss to the extent that the same occurred as a result of one or more of the following events: (i) a transfer by Lessor of its interest in the Equipment or this Agreement, in each case other than after the occurrence of a Default that was not waived by Lessor; (ii) a Casualty Occurrence and the actual payment of the applicable Stipulated Loss Value of the item of items of Equipment involved in accordance with the terms of this Agreement, or an event that requires Lessee to pay an amount determined with reference to the Stipulated Loss Value and the actual payment of such amount or greater amount at the time required to be paid by this Agreement; (iii) the failure by Lessor timely or properly to claim any Tax Benefit on its tax return, or Lessor including in its gross income an Income Inclusion, unless in each case (A) Lessor and Lessee have agreed that Lessor is not entitled to claim such Tax Benefit or to exclude such Income Inclusion from its gross income, as the case may be, or (B) Lessor shall have received an opinion of tax counsel to Lessor that there is no Reasonable Basis for claiming such Tax Benefit or for excluding such Income Inclusion from its gross income, as the case may be; (iv) a loss or deferral of Tax Benefits resulting from the application of Section 168(d)(3) of the Code; (v) the failure of Lessor to have sufficient taxable income or liability for Federal income tax purposes against which to benefit from the Tax Benefits; (vi) the failure of this Agreement to be treated as a true lease for Federal income tax purposes other than as a result of a breach of Lessee's representation made in Paragraph (c)(1); (vii) the application of Section 467 of the Code or the Treasury Regulations thereunder;
(viii) any change in the Code or in the Treasury Regulations thereunder or in Revenue Rulings or Revenue Procedures of the Internal Revenue Service, adopted after the Lease Commencement Date; (ix) the application of Sections 55, 56, 57, 58, 59A, 465 and 469 of the Code or any successor provisions or any Treasury Regulations thereunder; or (x) the status of Lessor for Federal income tax purposes. In applying Paragraph (c)(2) above and this Paragraph (c)(4), there shall first be determined whether indemnity is payable under Paragraph (c)(2) without regard to this Paragraph (c)(4) and thereafter this Paragraph (c)(4) shall be applied to determine if indemnity otherwise payable is nonetheless not payable or the extent to which such indemnity shall be reduced.

    (d) SURVIVAL. All of Lessor's rights, privileges and indemnities contained in this Section shall survive the expiration or other termination of this Agreement and the rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor and its successors and assigns.


XVI. DISCLAIMER:

    LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE EQUIPMENT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE EQUIPMENT LEASED HEREUNDER OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other person with respect to any of the following (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by any Equipment, any inadequacy thereof, any deficiency or defect (latent or otherwise) therein, or any other circumstance in connection therewith; (ii) the use, operation or performance of any Equipment or any risks relating thereto; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Equipment. If, and so long as, no Default exists under this Lease, Lessee shall be, and hereby is, authorized during the term of this Lease to assert and enforce, at Lessee's sole cost and expense, from time to time, in the name of and for the account of Lessor and/or Lessee, as their interests may appear, whatever claims and rights Lessor or Lessee may have against any Supplier of the Equipment.


XVII.    REPRESENTATIONS AND WARRANTIES OF LESSEE:

    Lessee hereby represents and warrants to Lessor that on the date hereof and on the date of execution of each Schedule:

    (a) Lessee has adequate power and capacity to enter into, and perform under, this Agreement and all related documents (together, the "DOCUMENTS") and is duly qualified to do business in the jurisdiction(s) where the Equipment is or is to be located and in those other jurisdictions where the failure to be so qualified would have a material adverse effect on Lessee's ability to carry on its present business and operations.

    (b) The Documents have been duly authorized, executed and delivered by Lessee and (assuming due execution and delivery by Lessor) constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies therein provided may be limited under applicable bankruptcy and insolvency laws.

    (c) No approval, consent or withholding of objections is required from any governmental authority or instrumentality with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained.

    (d)  The entry into and performance by Lessee of the Documents will not:
(i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee's articles of incorporation, charter or by-laws; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any Equipment pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Agreement) to which Lessee is a party.

    (e) There are no suits or proceedings pending or threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which will have a material adverse effect on the ability of Lessee to fulfill its obligations under this Agreement.

    (f) The audited financial statements of Lessee for the fiscal year ended September29, 1996, delivered to Lessor have been prepared in accordance with GAAP consistently applied, and sinceSeptember 29, 1996, there has been no material adverse change.

    (g) Lessee is and will be at all times validly existing and in good standing under the laws of the state of its incorporation (specified in the first sentence of this Agreement).

    (h) Subject to Section VI(b) hereof, the Equipment will at all times be used for commercial or business purposes.


XVIII.   INTENT; TITLE; SECURITY DEPOSIT:

    (a) It is the express intent of the parties that this Agreement constitute a true lease and not a sale of the Equipment. Title to the Equipment shall at all times remain in Lessor, and Lessee shall acquire no ownership, title, property, right, equity, or interest in the Equipment other than its leasehold interest solely as Lessee subject to all the terms and conditions hereof. Lessee hereby waives any and all rights and remedies conferred upon a lessee in
Section 2A-508(5) of Uniform Commercial Code Article 2A-Leases.

    (b) Notwithstanding the express intent of the parties, should a court of competent jurisdiction determine that this Agreement is not a true lease, but rather one intended as security, then solely in that event and for the expressly limited purposes thereof, Lessee shall be deemed to have hereby granted Lessor a security interest in the Equipment, and all accessions thereto, substitutions and replacements therefor, and proceeds (including insurance proceeds) thereof (but without power of sale); to secure the prompt payment and performance as and when due of all obligations and indebtedness of Lessee to Lessor under this Agreement and under any Schedule, now existing or hereafter created. For the purposes of this Paragraph (b), this Agreement, the Equipment Schedule, or a photocopy of either may be filed as a financing statement under the Uniform Commercial Code.

    (c) To secure the prompt payment and performance as and when due of all obligations and indebtedness of Lessee to Lessor under this Agreement and under any Schedule, now existing or hereafter created; Lessee: (1) shall pay to Lessor, concurrently with the execution of such Schedule, a security deposit in an amount calculated as the product of the percentage specified in such Schedule and the Capitalized Lessor's Cost of the Equipment; and (2) hereby grants Lessor a security interest in the cash comprising the security deposit from time to time, proceeds (cash and non-cash) thereof, including any account into which such cash may be deposited, and Lessee shall execute and deliver to Lessor, to be recorded at Lessee's expense, such Uniform Commercial Code financing statements with respect thereto as Lessor reasonably may require. Any interest accrued with respect to the cash comprising the security deposit from time to time shall be for the account of Lessor and shall not be added to the security deposit. Upon indefeasible payment and performance in full of all obligations of Lessee under this Agreement related to such Schedule and such Schedule, Lessor promptly shall terminate the security interest granted herein with respect to the applicable portion of the security deposit relating to such Schedule and shall refund the applicable portion of the then current balance of such security deposit to Lessee.


XIX. OPTIONS AT END OF BASIC TERM:

    The provisions of this Section XIX and the options provided herein shall be applicable to and exercisable with respect to all Schedules executed pursuant to this Agreement during, respectively, (1) the Initial Commitment Period and (2) any separate individual Additional Commitment Period, as to which the same Person is the "Lessor" (either by being specified as the Lessor upon execution of the Schedule or by assignment from the originally specified Lessor) (with respect to the related Commitment Period, the "APPLICABLE SCHEDULES"). Lessee shall have the option upon the expiration of the Basic Term of the first of such Applicable Schedules to be executed pursuant to this Agreement, to renew the Term of this Agreement with respect to, or to purchase, all (but not less than all) of the Equipment leased under all such Applicable Schedules executed hereunder upon the following terms and conditions.

    (a) Provided that Lessee is not then in Default under this Agreement with respect to such Applicable Schedule(s), Lessee may elect to renew the Term with respect to all, but not less than all, of the Equipment leased under all such Applicable Schedules executed hereunder for a renewal term (the "RENEWAL TERM") of not less than twelve (12) months or such longer term as may mutually be acceptable to Lessor and Lessee, at a quarterly rent, payable in arrears, on the first day of each calendar quarter, equal to the greater of (1) the Fair Market Rental Value of the Equipment, or (2) one-half (1/2) the average quarterly Basic Term Rent (provided, however, that in calculating such average quarterly Basic Term Rent, the Rent due on the first Rent Payment Date shall not be included).

    (b) Provided that Lessee is not then in Default under Section XII(a)(1) of this Agreement with respect to such Applicable Schedule(s), Lessee may elect to purchase on the Basic Term Expiration Date with respect to each such Applicable Schedule all (but not less than all) of the Equipment leased under all such Applicable Schedules executed hereunder on an AS IS BASIS, WHERE IS BASIS without recourse to or warranty from Lessor express or implied ("AS IS BASIS") (except that Lessor will warrant that the Equipment is free and clear of any Lessor Liens), for cash equal to the greater of: (1) seven and one-half percent (7.5%) of the Capitalized Lessor's Cost of the Equipment, or (2) the then Fair Market Value of the Equipment, plus (in any event) all applicable sales taxes. On the applicable Basic Term Expiration Date, Lessor shall receive in cash the full purchase price (plus all applicable sales taxes), together with any Rent or other sums then due hereunder on such date.

    (c) "FAIR MARKET RENTAL VALUE" shall mean the rental which a willing lessee (who is neither a Lessee in possession nor a used equipment dealer) would pay for the rental of the Equipment in an arms'-length transaction to a willing lessor under no compulsion to lease for a period similar to the Renewal Term.
If Lessor and Lessee are unable to agree on the Fair Market Rental Value at least two hundred ten (210) days before expiration of the Basic Term, Lessor and Lessee mutually shall agree and appoint an independent appraiser to determine Fair Market Rental Value (provided, however, that if the parties are unable mutually to agree on an independent appraiser, then each party shall appoint an independent appraiser and such independent appraisers so appointed shall appoint a third independent appraiser, and the average Fair Market Rental Value as determined by such three independent appraisers shall be final, binding and conclusive. Lessee shall bear all costs associated with any such appraisal. "FAIR MARKET VALUE" shall mean the price which a willing buyer (who is neither a lessee in possession nor a used equipment dealer) would pay for the Equipment in an arm's-length transaction to a willing seller under no compulsion to sell;

provided, however, that in such determination: (i) the Equipment shall be assumed to be in the condition in which it is required to be maintained and returned under this Agreement; (ii) in the case of any installed Equipment, that Equipment shall be valued on an installed basis; and (iii) costs of removal from the current location shall not be a deduction from such valuation. If Lessor and Lessee are unable to agree on the Fair Market Value at least two hundred ten
(210) days before expiration of the Term, Lessor shall appoint an independent appraiser (reasonably acceptable to Lessee) to determine Fair Market Value, and that determination shall be final, binding and conclusive. Lessee shall bear all costs associated with any such appraisal.

    (d) If Lessee timely elects to renew the Term pursuant to Paragraph (a) above, then upon expiration of the Renewal Term, provided that Lessee is not then in Default under Section XII(a)(1) of this Agreement, Lessee shall have the option pursuant to Paragraph (b) to purchase all (but not less than all) of the Equipment leased under all such Applicable Schedules executed hereunder upon one hundred eighty (180) days' irrevocable written notice to Lessor prior to the expiration of the Renewal Term. If Lessee timely elects such purchase option, then on the date of expiration of the Renewal Term, Lessor shall receive in cash the full purchase price of the Equipment, equal to the then Fair Market Value of the Equipment, plus all applicable sales taxes, together with any Rent or other sums then due hereunder.

    (e) If at the end of the Basic Term, Lessee neither renews the Lease nor purchases the Equipment pursuant to its options to do so under Paragraphs (a) and (b) above (either because Lessee is not entitled to, or elects not to, orif Lessee fails timely to, do so), of if Lessee renews the Term and at the end of the Renewal Term Lessee does not purchase the Equipment pursuant to its option to do so under Paragraph (d) above (either because Lessee is not entitled to, or elects not to, or fails timely to, do so), then on the date of expiration of the Term with respect to the Applicable Schedule(s), Lessee shall return the Equipment leased thereunder in full compliance with Section XI of this Agreement. Lessee shall bear all costs associated with such appraiser's determination and such costs, if any, to cause such Equipment to be in full compliance with Section XI of this Agreement on or prior to the date of expiration of the Term.

    (f) Lessee may exercise its options pursuant to Paragraphs (a) or (b) above upon at least two hundred forty (240) days' revocable written notice to Lessor prior to the Basic Term Expiration Date with respect to each such Schedule. Such revocable notice by Lessee to Lessor shall become irrevocable unless Lessee provides written notice to Lessor expressly revoking such notice on or before the later of (1) one hundred eighty (180) days prior to the Basic Term Expiration Date with respect to each such Schedule, or (2) fifteen (15) days after the date Fair Market Rental Value or Fair Market Value (as applicable) is determined (whether by agreement or appraisal). If Lessee fails timely to elect either option pursuant to Paragraphs (a) or (b) above, Lessee shall comply with its obligations pursuant to Paragraph (e) above. If Lessee timely elects to renew the Term pursuant to Paragraph (a) above, but fails timely to elect to purchase the Equipment pursuant to Paragraph (d) above, Lessee shall comply with its obligations pursuant to Paragraph (e) above.

    (g) If Lessee elects to purchase items of the Equipment pursuant to the option specified in this Section XIX, and satisfies all of its obligations with respect thereto as specified herein, Lessor shall execute and deliver to Lessee a bill of sale with respect to such Equipment, conveying title thereto on an AS-IS BASIS (except that Lessor will warrant that the Equipment is free and clear of any Lessor Liens).


XX. MISCELLANEOUS:

    (a)  EACH OF LESSOR AND LESSEE HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO
A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS LEASE, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims). THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LEASE, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

    (b) Any cancellation or termination by Lessor that is permitted by and in accordance with this Agreement, any Schedule, supplement or amendment hereto, or the lease of any Equipment hereunder, shall not release Lessee from any then outstanding obligations to Lessor hereunder.

    (c) Time is of the essence of this Agreement. Lessor's failure at any time to require strict performance by Lessee of any of the provisions hereof shall not waive or diminish Lessor's right thereafter to demand strict compliance therewith.

    (d) Lessee agrees, upon Lessor's request, to execute any UCC financing statement or similar instrument necessary or expedient for filing, recording or perfecting the interest of Lessor.

    (e) All notices required to be given hereunder shall be in writing, personally delivered, delivered by overnight courier service, sent by facsimile transmission (with confirmation of receipt), or sent by certified mail, return receipt requested, addressed to the other party at its respective address stated above or at such other address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of receipt.

    (f) This Agreement and any Schedule and Annexes constitute the entire agreement of the parties with respect to the subject matter hereof. NO VARIATION OR MODIFICATION OF THIS AGREEMENT OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF EACH OF THE PARTIES HERETO. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    (g) The representations, warranties and covenants of Lessee herein shall be deemed to survive the closing hereunder. Lessor's obligations to acquire and lease specific items of Equipment shall be conditioned upon Lessee providing to Lessor such information with respect to Lessee's financial condition as Lessor may require, and Lessor being satisfied that there shall have been no material adverse change in the business or financial condition of Lessee from the date of execution hereof. The obligations of Lessee under Sections IV, XI, and XV which accrue during the term of this Agreement and obligations which by their express terms survive the termination of this Agreement, shall survive the termination of this Agreement.

    (h) In case of a failure of Lessee to comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part; and all moneys spent and expenses and obligations incurred or assumed by Lessor in effecting such compliance (together with interest thereon at the rate specified in Paragraph (j) of this Section) shall constitute additional Rent due to Lessor within five (5) days after the date Lessor sends notice to Lessee requesting payment. Lessor's effecting such compliance shall not be a waiver of Lessee's default.

    (i) Any Rent or other amount not paid to Lessor when due hereunder shall bear interest, both before and after any judgment or termination hereof, at the lesser of eighteen percent (18%) per annum or the maximum rate allowed by law.

    (j) Any provisions in this Agreement and any Schedule which are in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

    (k) So long as no Default shall have occurred and be continuing hereunder, and conditioned upon Lessee performing all of the covenants and conditions hereof, as to claims of Lessor or persons claiming under Lessor, Lessee shall peaceably and quietly hold, possess and use the Equipment during the Term of this Agreement subject to the terms and conditions hereof.

    (l) Whether or not any Equipment is leased hereunder, Lessee shall pay upon demand as additional Rent hereunder all reasonable and necessary documented transaction expenses which are (1) incurred by General Electric Capital Corporation in connection with the preparation, negotiation and execution of this Agreement; (2) incurred as a result of or in connection with any Default or the exercise of remedies hereunder; (3) incurred as a result of the failure of Lessee fully and timely to perform its obligations hereunder; and/or (4) incurred upon receipt of a request from Lessee hereunder; including, but not limited to, expenses of counsel, due diligence, appraisals, lien searches, Uniform Commercial Code and/or Estoppel/Waiver Agreement filing fees, and field audits.


XXI.     CHOICE OF LAW:

    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT.


XXII.    CHATTEL PAPER:

    To the extent that any Equipment Schedule would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest therein may be created through the transfer or possession of this Lease in and of itself without the transfer or possession of the original of an Equipment Schedule executed pursuant to this Lease and incorporating the Lease by reference; and no security interest in this Lease and an Equipment Schedule may be created by the transfer or possession of any counterpart of the Equipment Schedule other than the original thereof, which shall be identified as the document marked "Original" and all other counterparts shall be marked "Duplicate".


XXIII.  SPECIAL PURCHASE OPTION:

    (a) The provisions of this Section XXIII and the option provided herein shall be applicable to and exercisable with respect to all Schedules executed pursuant to this Agreement during, respectively, (1) the Initial Commitment Period, and (2) any Additional Commitment Period as to which the same Person is the "Lessor" (either by being specified as the Lessor upon execution of the Schedule or by assignment from the originally specified Lessor). Provided that Lessee is not than in Default under Section XII(a)(1) of this Agreement and the Term has not been earlier terminated, Lessee may upon at least thirty (30) days' but not more than two hundred seventy (270) days' prior written irrevocable notice to Lessor, purchase all (but not less than all) of the Equipment described in such Applicable Schedules on an AS IS BASIS, on the FMV Special Purchase Option Date specified in such Schedule, for cash equal to the FMV Special Purchase Option Price of such Equipment (as specified in such Schedule). Lessor and Lessee agree that the FMV Special Purchase Option Price is a reasonable prediction of the Fair Market Value of the Equipment at the time the option is exercisable. Lessor and Lessee agree that if Lessee makes any non-severable improvement to the Equipment which increases the value of the Equipment, then at the time of such option being exercised, Lessor and Lessee shall adjust the FMV Special Purchase Option Price to reflect any addition to the price anticipated to result from such improvement.

    (b) If Lessee exercises the option specified in Paragraph (a) hereof, then on the FMV Special Purchase Option Date, Lessee shall pay to Lessor any accrued but unpaid Rent then due and any other sums due and unpaid on the FMV Special Purchase Option Date, together with the FMV Special Purchase Option Price, plus all applicable sales taxes, in cash.

    (c) If Lessee elects to purchase items of the Equipment pursuant to the option specified in this Section XXIII, and satisfies all of its obligations with respect to such option as specified herein, Lessor shall execute and deliver to Lessee a bill of sale with respect to such Equipment, conveying title thereto on an AS-IS BASIS (except that Lessor will warrant that the Equipment is free and clear of any Lessor Liens).


XXIV. FINANCIAL COVENANTS: So long as any payment or performance obligation of Lessee hereunder remains unsatisfied, Lessee shall:

    (a) maintain, as at the last day of each fiscal quarter, a Leverage Ratio of not more than .45:1.0;

    (b) maintain, as at the last day of each fiscal quarter, a ratio of (1) earnings before interest and taxes for the most recently ended twelve (12) month period, to (2) Interest Expense for the most recently ended twelve (12) month period of not less than 4.0:1.0; and

    (c) maintain, as at the last day of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.5:1.0.

As used in this Section, the following terms shall have the following meanings:

    "AGREEMENT ACCOUNTING PRINCIPLES" means GAAP as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section V(b) hereof.

    "CAPITALIZATION" means, as of any date of determination, Total Debt of Lessee and its Subsidiaries plus total equity in Lessee (determined in accordance with Agreement Accounting Principles).

    "CAPITALIZED LEASE" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

    "CAPITALIZED LEASE OBLIGATIONS" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

    "CONTINGENT OBLIGATION" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract, or application for a Letter of Credit.

    "FIXED CHARGE COVERAGE RATIO" means, as of the fiscal quarter-end of determination thereof, the ratio of (i) the sum of earnings before Interest Expense, taxes, and non-cash charges other than depreciation and amortization (determined in accordance with Agreement Accounting Principles) and Rentals, all for the most recently ended twelve-month period, to (ii) the sum of payments of Interest Expense and Rentals, both for the most recently ended twelve-month period, and current maturities of long-term debt as of such fiscal quarter-end; all calculated for Lessee and its Subsidiaries on a consolidated basis.

    "INDEBTEDNESS" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations,
(vi) net liabilities under interest rate swap, exchange or cap agreements, and
(vii) Contingent Obligations.

    "INTEREST EXPENSE" means, for any period of determination, all interest (without duplication), whether paid in cash or accrued as a liability, on Indebtedness of the Lessee and its Subsidiaries on a consolidated basis during such period (including imputed interest on Capitalized Lease Obligations) net of capitalized interest.

    "LETTER OF CREDIT" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

    "LEVERAGE RATIO" means, as of any date of determination, the ratio of (i) Total Debt as of such date to (ii) Capitalization as of such date; all calculated for Lessee and its Subsidiaries on a consolidated basis.

    "LIEN" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

    "PROPERTY" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

    "RENTALS" of a Person means the aggregate fixed amounts payable by such Person under any lease of Property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more but does not include any amounts payable under Capitalized Leases of such Person.

    "SUBSIDIARY" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interest having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of Lessee.

    "TOTAL DEBT" means Indebtedness for borrowed money, guarantees, Letters of Credit, obligations under non-compete agreements and Capitalized Lease Obligations of Lessee and its Subsidiaries.


XXV. SPECIAL LESSOR OPTION: Lessee promptly will give notice to Lessor of the occurrence of a Prepayment Event. If, within sixty (60) days after the later of the occurrence of a Prepayment Event or the date on which Lessor has received notice from Lessee that a Prepayment Event has occurred, Lessor notifies Lessee in writing that Lessor desires the prepayment and cancellation of this Agreement (such notice is hereafter referred to as a "CANCELLATION NOTICE"), then (a) Lessee shall, on the Rent Payment Date next succeeding that date which is thirty
(30) days after its receipt of the Cancellation Notice, prepay in full the greater of: (1) the then Fair Market Value of the Equipment, or (2) the then applicable Stipulated Loss Value of the Equipment, calculated as of such Rent Payment Date, together with all Rent and its other obligations then due hereunder, and (b) effective upon the giving of such Cancellation Notice, any unfunded portion of Lessor's Commitment automatically and permanently shall be terminated and reduced to zero. Upon payment of such amount (plus all applicable sales taxes) in cash, Lessor shall execute and deliver to Lessee a bill of sale with respect to the Equipment leased hereunder, conveying title thereto on an AS IS BASIS (except that Lessor will warrant that the Equipment is free and clear of any Lessor Liens). As used herein, "PREPAYMENT EVENT" means:
(i) the acquisition by any Person (other than a holding company owning one hundred percent)(100%) of the outstanding shares of voting stock of Lessee after giving effect to such acquisition), or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13D-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of more than fifty percent (50%) of the outstanding shares of voting stock of Lessee (or more than fifty percent (50%) of the outstanding shares of any holding company owning one hundred percent (100%) of the outstanding shares of voting stock of Lessee); or (ii) individuals who are Continuing Directors fail to constitute a majority of the Board of Directors of Lessee. As used herein, "CONTINUING DIRECTOR" means an individual who is a member of the Board of Directors of Lessee on the date of this Agreement or who shall have become a member of the Board of Directors of Lessee subsequent to such date and who shall have been nominated or elected by the Board of Directors of Lessee at a time that a majority of the members of the Board of Directors of Lessee are Continuing Directors.

XXVI.  LICENSE OF INTELLECTUAL PROPERTY:

    (a)  Lessee represents, warrants and covenants to Lessor as follows:

         (i) with respect to each item of Equipment that Lessee is operating as of the date hereof, the Related Intellectual Property (as hereinafter defined) is sufficient for the purpose of operating each item of Equipment as currently operated by Lessee for manufacturing suspensions;

         (ii) with respect to each item of Equipment that Lessee is operating as of the date hereof, Lessee owns (or holds a valid license or other rights to use) the Related Intellectual Property;

         (iii) with respect to each item of Equipment that Lessee is operating as of the date hereof, Lessee has, and on the Return Date (as hereinafter defined) Lessee shall have, the right to sublicense (or otherwise assign or transfer rights to) the Related Intellectual Property to the extent such Related Intellectual Property is not owned by Lessee;

         (iv) with respect to each item of Equipment that Lessee is operating Lessee shall take all such actions as reasonably may be necessary to preserve the Related Intellectual Property so that such item of Equipment will be capable of being operated for manufacturing suspensions on the Return Date; and

         (v) with respect to the Related Intellectual Property described in clause (e)(i) below, Lessee diligently shall pursue such applications in accordance with its regular business practices.

    (b) With respect to each item of Equipment that Lessee places into operation after the date hereof:

              (i) on the date on which such item of Equipment is initially operated hereunder, Lessee shall have acquired such Related Intellectual Property (or rights to use such Related Intellectual Property) as then is reasonably necessary for the purposes for which such item is then used in manufacturing suspensions; and

              (ii) on the Return Date Lessee shall have the right to sublicense (or otherwise assign or transfer rights to) the Related Intellectual Property with respect to such item of Equipment to the extent such Related Intellectual Property is not owned by Lessee.

    (c) With respect to each item of Equipment, Lessor and Lessee acknowledge that:

         (i) under certain circumstances specified in this Agreement, Lessor may repossess such item of Equipment or Lessee may return such item of Equipment to Lessor (in lieu of purchasing such item of Equipment); and

         (ii) on the date on which such repossession or return occurs (the "Return Date") Lessee may own or otherwise have an interest in the Related Intellectual Property (as defined below) for such item of Equipment.

    (d) With respect to each item of Equipment, Lessee hereby grants to Lessor a paid-up, royalty-free, non-exclusive, worldwide license to use the Related Intellectual Property in connection with operating such item of Equipment for manufacturing suspensions (subject in each case to such limitations, if any, as may restrict Lessee's use of the Related Intellectual Property), but not for any other purpose. On the Return Date, Lessee shall deliver to Lessor copies of all documentation with respect to the Related Intellectual Property, including all updates and any source code with respect to all software. Lessor agrees to protect the confidentiality of all Related Intellectual Property disclosed to Lessor by using the same degree of care, but not less than a reasonable degree of care, as Lessor uses to protect its own confidential information of a like nature, to prevent the disclosure thereof. The term of this license shall commence on the Return Date and continue until such item of Equipment is dismantled, destroyed, abandoned or otherwise taken out of service by Lessor or its assignee, at which time such license shall expire as to such item of Equipment. Lessor may assign or transfer this license to any subsequent owner or user of the item of Equipment (but not otherwise) and any such assignment or transfer shall specifically reference this Section XXVI and be governed hereby.

    (e) For each item of Equipment, the "Related Intellectual Property" shall mean (in each case to the extent (1) used in connection with such item of Equipment on the Return Date or (2) necessary for the operation of the Equipment for manufacturing suspensions) all patents, computer software, instructions, documentation, copyrights, trade secrets and other property and rights in the nature of intellectual property used in connection with operating such item of Equipment for manufacturing suspensions, including without limitation:

         (i) the patents evidenced by Lessee's U.S. Application Serial Nos. 08/655,849, 08/656,639 and 08/657,778 filed on May 31, 1996, all U.S.
    patents issuing from such applications and all U.S. and foreign applications and patents claiming priority from such applications;

         (ii) the application software embedded or stored in the item of Equipment and executed to provide primary-control functions for the item of Equipment; and

         (iii) the trade secrets that are by their nature incorporated into, and part of, such item of Equipment;

(provided, however, that the Related Intellectual Property shall not include any manufacturing execution system (MES) software such as that known to Lessee as ADARS and Cell Control or SCADA; any product data management (PDM) software such as that known to Lessee as PIMS; any manufacturing resource planning (MRP) software; any enterprise resource planning (ERP) software; or any other high-level enterprise software providing manufacturing set-up, operational status, quality management or other non-primary-control functions, in each case regardless of whether it may interface with such application software or reside on the item of Equipment).

                  [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, Lessee and Lessor have caused this Master Lease Agreement to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                           LESSEE:

GENERAL ELECTRIC CAPITAL          HUTCHINSON TECHNOLOGY INCORPORATED
 CORPORATION


By: /s/ David Avigdor             By: /s/ John A. Ingleman
    ----------------------------      ------------------------------

Name: David Avigdor               Name: John A. Ingleman
      --------------------------        ----------------------------

Title: Transaction &              Title: CFO
       Syndication Senior                ---------------------------
       Manager
     --------------------------

                                      EXHIBIT A

                                  EQUIPMENT SCHEDULE

                             SCHEDULE NO. _______________
                  DATED THIS ___________ DAY OF ____________, 199__
               TO MASTER LEASE AGREEMENT DATED AS OF DECEMBER __, 1996


Lessor & Mailing Address:    Lessee & Mailing Address:

General Electric Capital     Hutchinson Technology Incorporated
Corporation                  40 West Highland Park
4 Northpark Drive            Hutchinson, Minnesota 55350-9784
Suite 500
Hunt Valley, Maryland  21030

This Equipment Schedule is executed pursuant to, and incorporates by reference the terms and conditions of, and capitalized terms not defined herein shall have the meanings assigned to them in, the Master Lease Agreement identified above ("AGREEMENT;" said Agreement and this Schedule being collectively referred to as "LEASE"). This Equipment Schedule, incorporating by reference the Agreement, constitutes a separate instrument of lease.

A.  EQUIPMENT.

    Pursuant to the terms of the Lease, Lessor agrees to acquire and lease to Lessee the Equipment listed on Annex A attached hereto and made a part hereof.

B.  FINANCIAL TERMS.

    1.   Capitalized Lessor's Cost: $ ________________________________________.
    2.   Basic Term Lease Rate Factor: ______________________________________%.
    3.   Daily Lease Rate Factor: ___________________________________________%.
    4.   Basic Term (No. of Quarters): _______________________________________.
    5.   Basic Term Commencement Date: ________________________________, 199  .
    6.   Equipment Location: __________________________________________________
    7.   Lessee Federal Tax ID No.: ___________________________________________
    8.   Last Delivery Date: __________________________________________, 199  .
    9. Stipulated Loss Value: See Annex D attached for calculation of the Stipulated Loss Value of the Equipment during the Term.
         10.  Assumed Interest Rate: _________%.

C.  TAX BENEFITS.

    Depreciation Deductions:

    a. Depreciation Method: 200% declining balance method, switching to straight line method for the first taxable year for which using the straight line method with respect to the adjusted basis as of the beginning of such year will yield a larger allowance.

    b.   Recovery Period: five (5) years.                                     .

    c.   Basis:  100% of Capitalized Lessor's Cost.

D.  TERM AND RENT.

    1. Basic Term Rent. Commencing on ___________, 199__, and on the same day of each calendar quarter thereafter during the Basic Term, Lessee shall pay, in arrears, as Rent ("BASIC TERM RENT") the product of the Basic Term Lease Rate Factor times the Capitalized Lessor's Cost of all Equipment on this Schedule. Each date for the payment of Rent during the Basic Term and any Renewal Term is herein referred to as a "RENT PAYMENT DATE". The Basic Term Lease Rate Factor has been calculated and the Renewal Term lease rate factor will be calculated on the basis of the Assumed Interest Rate which has been determined in accordance with the Lease. Upon the occurrence of a Default, from and after the date on which Lessor declares such Default and throughout the continuance thereof, the Basic Term Lease Rate Factor or the Renewal Term lease rate factor, as applicable, shall be recalculated on the basis of the Assumed Interest Rate plus two hundred (200) basis points.

    2. If any Rent Payment Date is not a Business Day, the Rent otherwise due on such date shall be payable on the immediately preceding Business Day. As used herein, "BUSINESS DAY" shall mean any day other than Saturday, Sunday, and any day on which banking institutions located in the States of Connecticut, Maryland or Minnesota are authorized by law or other governmental action to close.

    3. Contingent Rent. Contingent Rent calculated as hereinafter specified shall accrue on a calendar quarterly basis and shall be payable by Lessee to Lessor upon return of the Equipment pursuant to Section XIX(e). As used herein, "CONTINGENT RENT" shall be calculated as the product of (x) sixty-five percent (65%) of any per annum increase in the Consumer Price Index for all Items as published by the Department of Labor Bureau of Economics and Statistics reported during the preceding calendar quarter, and (y) the Capitalized Lessor's Cost of the Equipment; provided, however, that the maximum Contingent Rent shall not exceed that amount calculated as seven and one-half (7.5%) percent of the Capitalized Lessor's Cost of the Equipment.

E.  INSURANCE.

    1. Public Liability: $2,000,000.00 primary coverage, plus $20,000,000.00 umbrella coverage, total liability per occurrence.

    2. Casualty and Property Damage: An amount equal at all times to the then Stipulated Loss Value of the Equipment.

F.  FMV SPECIAL PURCHASE OPTION DATE AND PRICE.

    The FMV Special Purchase Option Date with respect to the Equipment described on this Schedule shall be the [twenty-first (21st)/seventeenth (17th)] Rent Payment Date. The FMV Special Purchase Option Price of the Equipment shall be calculated as the product of _________ percent and the Capitalized Lessor's Cost of the Equipment, plus all applicable sales taxes.

G. SECURITY DEPOSIT PERCENTAGE. The percentage of the Capitalized Lessor's Cost of the Equipment required to be paid as a security deposit pursuant to
Section XVIII(c) of the Agreement is ___________ percent (__________ %).

    This Schedule is not binding or effective with respect to the Agreement or Equipment until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee, respectively.



                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, Lessee and Lessor have caused this Schedule to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                      LESSEE:

GENERAL ELECTRIC CAPITAL     HUTCHINSON TECHNOLOGY INCORPORATED
CORPORATION



By:                               By:
    ----------------------------      ------------------------------

Name:                             Name:
      --------------------------        ----------------------------

Title:                            Title:
     --------------------------          ---------------------------

                                       ANNEX A
                                          TO
                 SCHEDULE NO. ______________________________________
                       DATED THIS _____ DAY OF ________, 199__
               TO MASTER LEASE AGREEMENT DATED AS OF DECEMBER __, 1996


                               DESCRIPTION OF EQUIPMENT

  Serial      Type and Model      Number            Capitalized
  Numbers     or Description        of           Lessor's Cost per
               of Equipment       Units                Unit
----------------------------------------------------------------------

                                   [See Attachment]











Initials: __________     ____________
         Lessor         Lessee

                                       ANNEX B
                                          TO
                               SCHEDULE NO. ___________
                         DATED THIS ___ DAY OF ______, 199__
               TO MASTER LEASE AGREEMENT DATED AS OF DECEMBER ___, 1996

                              CERTIFICATE OF ACCEPTANCE


To: General Electric Capital Corporation, its successors and assigns

    Pursuant to the provisions of the above referenced Schedule and Master
Lease Agreement (collectively, the "LEASE"), Lessee hereby certifies and warrants that: (a) all Equipment listed below has been delivered and installed (if applicable); (b) Lessee has inspected the Equipment, and all such testing as it deems necessary has been performed by Lessee, Supplier or the manufacturer; and (c) Lessee accepts the Equipment for all purposes of the Lease, the purchase documents and all attendant documents.

    Lessee does further certify that as of the date hereof (i) Lessee is not in default under the Lease; (ii) the representations and warranties made by Lessee pursuant to or under the Lease are true and correct on the date hereof; and
(iii) Lessee has reviewed and approves of the purchase documents for the Equipment, if any.


                               DESCRIPTION OF EQUIPMENT

  MANUFACTURER          SERIAL NUMBERS           TYPE AND MODEL OF EQUIPMENT
-------------------------------------------------------------------------------


                                [See Attached Annex A]




                                  ___________________________________
                                  Lessee's Authorized Representative

Dated:  __________ ___, 1996

                                       ANNEX C
                                          TO
                            SCHEDULE NO.  ________________
                       DATED THIS _____ DAY OF _________, 199__
              TO MASTER LEASE AGREEMENT DATED AS OF DECEMBER ___, 1996
                             STIPULATED LOSS VALUE TABLE*














Initials: _____________    ___________
    Lessor                Lessee

___________________

   *The Stipulated Loss Value for any unit of Equipment shall be equal to the Capitalized Lessor's Cost of such unit multiplied by the appropriate percentage derived from the above table. In the event that the Lease is for any reason extended, then the parties mutually shall agree upon a revised Stipulated Loss Value Table to be applicable during such extended term.

                                       ANNEX D
                                          TO
                            SCHEDULE NO. ________________
                   DATED THIS ________ DAY OF ______________, 199__
               TO MASTER LEASE AGREEMENT DATED AS OF DECEMBER ___, 1996


                              ESTOPPEL/WAIVER AGREEMENT



                                       _____________________, 1996


___________________________

___________________________

___________________________

Gentlemen/Ladies:

    General Electric Capital Corporation ("Lessor") has entered into, or is about to enter into, a lease or similar agreement (the "Lease") with Hutchinson Technology Incorporated ("Lessee"), pursuant to which Lessee has leased or will lease from Lessor certain personal property (such property, together with any replacements thereof, being referred to as the "Personal Property"). Some or all of the Personal Property is, or will be, located at certain premises described on Annex A (the "Premises"). This letter is being sent to you because of your interest in the Premises.

    By your signature below, you hereby agree (and we shall rely on your agreement) that: (i) the Personal Property is, and shall remain, personal property regardless of the method by which it may be, or become, affixed to the Premises; (ii) your interest in the Personal Property and any proceeds thereof (including, without limitation, proceeds of any insurance therefor) shall be, and remain, subject to the ownership interests of Lessor (until and unless Lessor shall formally release or transfer its interest in the Personal Property to Lessee); (iii) Lessor, and its employees and agents, shall have the right with prior notice, from time to time, to enter the Premises for the purpose of inspecting the Personal Property; and (iv) Lessor, and its employees and agents, shall have the right, upon any default by Lessee under the Lease, to enter the Premises and to remove the Personal Property from the Premises. Lessor agrees to reimburse you for any damages actually caused to the Premises by Lessor, or its employees or agents, during any such removal. These agreements shall be binding upon, and shall inure to the benefit of, any successors and assigns of the parties hereto.

    We appreciate your cooperation in this matter of mutual interest.

                        GENERAL ELECTRIC CAPITAL CORPORATION



                        By:
                           ----------------------------------------
                        Name:
                              -------------------------------------
                        Title:
                              -------------------------------------


AGREED TO AND ACCEPTED BY:




By:
   ----------------------------------------
Name:
     -------------------------------------
Title:
      -------------------------------------


Date: _____________, 1996

Interest in the Premises (check applicable box)

    / /  Owner
    / /  Mortgagee
    / /  Landlord
    / /  Realty Manager

                                      EXHIBIT B
                              SCHEDULE OF RENTAL FACTORS


ETCHING EQUIPMENT:
------------------
25 QUARTER TERM:  FPO AT QUARTER #21
------------------------------------

    MONTH          FACTOR AS A % OF EQUIPMENT COST    FPO
    -----          -------------------------------    ---

    DECEMBER       Quarter # 1:        0.0%
                   Quarter # 2-13:     4.252202%
                   Quarter #14-25:     5.197136%      27.006342%

    APRIL          Quarter #1:         0.0%
                   Quarter # 2-13:     4.276789%
                   Quarter #14-25:     5.227186%      28.182698%

    JULY           Quarter #1:         0.0%
                   Quarter # 2-13:     4.274188%
                   Quarter #14-25:     5.224008%      27.662669%

    OCTOBER        Quarter #1:         0.0%
                   Quarter # 2-13:     4.263002%
                   Quarter #14-25:     5.210336%      27.036784%

ASSEMBLY EQUIPMENT:
-------------------
21 QUARTER TERM:  FPO AT QUARTER #17
------------------------------------

    MONTH          FACTOR AS A % OF EQUIPMENT COST    FPO
    -----          -------------------------------    ---

    DECEMBER       Quarter # 1:        0.0%
                   Quarter # 2-11:     5.060681%
                   Quarter #12-21:     6.185276%      32.300254%

    APRIL          Quarter #1:         0.0%
                   Quarter # 2-11:     5.156284%
                   Quarter #12-21:     6.302125%      32.736245%

    JULY           Quarter #1:         0.0%
                   Quarter # 2-11:     5.126401%
                   Quarter #12-21:     6.265600%      32.706969%

    OCTOBER        Quarter #1:         0.0%
                   Quarter # 2-11:     5.092821%
                   Quarter #12-21:     6.224559%      32.423786%

                                      EXHIBIT C
                      SAMPLE SCHEDULE OF STIPULATED LOSS VALUES

With respect to the etching equipment (twenty-five quarter term)

Rent Payment                 SLV Percent
------------                 -----------

     1                       104.507602
     2                       102.762345
     3                       100.870833
     4                        98.945480
     5                        96.683475
     6                        94.403339
     7                        92.018805
     8                        89.529824
     9                        86.934208
    10                        84.241991
    11                        81.452805
    12                        78.590414
    13                        75.622883
    14                        71.619970
    15                        67.502629
    16                        63.261340
    17                        58.893504
    18                        54.409557
    19                        49.822761
    20                        45.118410
    21                        40.294040
    22                        35.360925
    23                        30.335092
    24                        25.197136
    25                        20.000000


With respect to assembly equipment (twenty-one quarter term)

Rent Payment                 SLV Percent

     1                       104.571100
     2                       102.094777
     3                        99.461350
     4                        96.681477
     5                        93.752278
     6                        90.713023
     7                        87.562797
     8                        84.298792
     9                        80.918772
    10                        77.435984
    11                        73.865963
    12                        69.071383
    13                        64.143065
    14                        59.074888
    15                        53.886995
    16                        48.565585

    17                        43.108032
    18                        37.510345
    19                        31.802892
    20                        25.966952
    21                        20.000000

                                      EXHIBIT D
                                   AGENCY AGREEMENT


    THIS AGENCY AGREEMENT ("Agreement"), dated as of the _____ day of December, 1996, between GENERAL ELECTRIC CAPITAL CORPORATION, its successors and assigns ("Lessor"), and HUTCHINSON TECHNOLOGY INCORPORATED, its successors and assigns ("Lessee"). Capitalized terms not defined herein shall have the meanings assigned to them in the Lease (as that term is defined below).


                                      RECITALS:

    WHEREAS, General Electric Capital Corporation and Lessee have entered into
a Master Lease Agreement dated as of December      , 1996, which contemplates
the execution of one or more Schedules incorporating by reference the terms and conditions of the Master Lease Agreement. Each Schedule, incorporating by reference the Master Lease Agreement, is hereinafter referred to as the "Lease".


    WHEREAS, the equipment to be leased under the Lease will consist (a) in part of various components ("Components") supplied by various vendors ("Suppliers") which will then be reconfigured and assembled by Lessee to produce a unit of completed equipment intended to be leased, and (b) in part of completed items of equipment supplied by various vendors (also referred to as "Suppliers") that need no reconfiguration or assembly before they constitute units of completed equipment intended to be leased ("Completed Items"). Components, when reconfigured and assembled by Lessee, and Completed Items, that Lessee wishes to be covered by the Lease are referred to as "Equipment For Lease".

    WHEREAS, Lessor and Lessee desire to set forth the basis on which Lessee shall issue its purchase orders with respect to Components and Completed Item which Lessee wishes to be brought under the Lease.

    WHEREAS, Lessor desires to appoint Lessee its agent to order, receive and pay for, in the name and on behalf of Lessor, Components and Completed Item.

    NOW, THEREFORE, in consideration of the above premises and the mutual promises contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                      ARTICLE I
                                 GENERAL UNDERTAKING

    Section 1.01 Ordering of Equipment. From time to time, Lessee shall issue its purchase orders to, or shall enter into purchase agreements with, Suppliers.

    Section 1.02 Appointment. Lessor hereby appoints Lessee, and Lessee hereby accepts such appointment, as the agent of Lessor, without any fee for acting as such agent, pursuant to the terms and conditions of this Agreement, for the purpose of (a) subject to the conditions set forth in Section 2.01 hereof, accepting Components and Completed Items on Lessor's behalf for leasing to Lessee under the Lease; and (b) paying, on behalf of Lessor, any and all amounts required to purchase the same from the respective Suppliers thereof ("Purchase Price"). It is specifically agreed that all of the power and authority vested to Lessee herein shall be subject to any modifications as may from time to time be made by Lessor.

    Section 1.03 Powers. Except as otherwise may be expressly provided in this Agreement, Lessee is hereby granted the authority to act, and hereby agrees to act, on behalf of Lessor and in the name of Lessor, solely to the extent necessary to carry out its duties under this Agreement.

    Section 1.04 Lease. This Agreement is entered into in connection with and subject to the terms of the Lease and in the event of a conflict between the terms of this Agreement and the Lease, the Lease shall control. Lessee and Lessor may from time to time hereafter enter into Schedules to the Lease, and it is the intent of the parties that this Agreement facilitate the leasing of Equipment under the Lease. NOTHING IN THIS AGREEMENT SHALL BE OR SHALL BE DEEMED TO BE, A COMMITMENT ON THE PART OF LESSOR TO EXECUTE OR OTHERWISE ENTER INTO ANY SCHEDULES AFTER THE DATE OF THIS AGREEMENT. Lessor's commitment to enter into Schedules is set forth in the Lease.


                                      ARTICLE II
                                   DUTIES OF AGENT

    Section 2.01  Equipment Orders.

         (a) Lessee, pursuant to the agency granted to it by Lessor in Article I hereof, may receive, accept and pay for Components and Completed Items. It is contemplated that, upon reconfiguration and assembly of Components and the purchase of Completed Items, Lessee will, on a quarterly basis, prepare and submit to Lessor a list of Equipment For Lease that Lessee wishes to be covered by the Lease and thereupon Lessee shall be unconditionally obligated to lease such Components and Completed Items from Lessor pursuant to the terms and conditions of the Lease and the applicable Schedule. Upon and as of the date of acceptance by Lessee of Equipment For Lease as "Equipment" under the Lease and satisfaction of the conditions precedent provided for herein and in the Lease, upon satisfaction of the conditions of the Lease for subjecting such Equipment For Lease to the terms of the Lease as "Equipment" thereunder, Lessor shall be unconditionally obligated to purchase such Equipment for Lease pursuant to the terms of the applicable purchase order and to lease such Equipment For Lease to Lessee pursuant to the terms and conditions of the Lease and the applicable Schedule, and the same shall thereupon become "Equipment" under the Lease and under this Agreement. Lessor may refuse to purchase Equipment For Lease pursuant to such agency if Lessor determines, in its sole discretion, that the foregoing conditions have not been satisfied; and such refusal shall not constitute a breach by Lessor hereunder or under the Lease.

         (b) Lessee must disclose in writing to all Suppliers that it is ordering Components and Completed Items "as agent for a third party leasing company to be designated". Lessee additionally agrees that all purchase orders executed by Lessee shall: (1) not permit passage of title for Components or Completed Items earlier than such acceptance by Lessee; and (2) not permit the Supplier or any other person or entity to retain any security interest in, or lien on, any Components or Completed Items. Prior to passage of risk of loss of Components or Completed Items under the terms of the purchase orders, Lessee shall insure the Equipment For Lease, and provide to Lessor evidence of insurance, in accordance with the provisions of the Lease.

    Section 2.02 Receipt of and Payment for Equipment. With respect to any purchase order issued by Lessee pursuant hereto, Lessee agrees to pay and perform all obligations of the purchaser in the time and manner required thereby. Without limiting the foregoing, on a quarterly basis, Lessee shall submit a list to Lessor of all Equipment For Lease that Lessee wishes to lease pursuant to the Lease, and Lessee shall execute and deliver to Lessor a Schedule describing such units of Equipment For Lease prepared by Lessor in accordance with the Lease and submitted to Lessee, and Lessee shall also satisfy each of the conditions of the Lease for subjecting such Equipment For Lease to the terms of the Lease as "Equipment" thereunder.

    Section 2.03 Reimbursement to Lessee. Lessee shall present to Lessor documentation ("Purchase Documentation"), in form and substance satisfactory to Lessor in its sole discretion, which includes (1) a list of Equipment For Lease in connection with preparation of a related schedule, (2) the purchase orders issued by Lessee with respect to the Components and Completed Items (which purchase orders contain terms and conditions acceptable to Lessor in its sole discretion), together with invoices issued in the name of Hutchinson Technology Incorporated, as agent for a third party leasing company to be designated, issued by Suppliers of Components and Completed Items stating the purchase price of the same, together with invoices from Lessee for charges for reconfiguration and assembly of Components, (3) evidence of the payment of the purchase price paid to Suppliers of Components and Completed Items, and (4) a representation by Lessee that such Equipment For Lease has then been or is ready to be placed in service by Lessee in its business. The requirements of clauses (2) and (3) above shall be deemed satisfied if Lessee provides such items with respect to not less than ten percent (10%) and not more than fifteen percent (15%) of the Components and Completed Items, provided that Lessor is reasonably satisfied with such items provided with respect to such portion of the Components and Completed Items. If the conditions of the Lease for subjecting such Equipment For Lease to the terms of the Lease as "Equipment" thereunder have been satisfied on or before the Last Delivery Date, promptly upon Lessor's receipt of the Purchase Documentation, if no default pursuant to Section XII of the Lease Agreement or event which, with the giving of notice or the lapse of time, or both, would constitute such a default (a "Default"), has then occurred, Lessor shall reimburse Lessee for the aggregate Purchase Price paid by Lessee for all Components and Completed Items purchased hereunder in connection with such Schedule, plus Lessee's related charges for reconfiguration and assembly as evidenced by Lessee's invoices accepted by Lessor.

    Section 2.04 Books and Records. Lessee shall maintain full and accurate books and records of all related purchase orders, receipts and payments. All such books and records shall be maintained in a form acceptable to Lessor in its sole discretion. Such books and records shall be open for inspection and examination by Lessor and its respective representatives and/or accountants during Lessee's normal business hours.

                                     ARTICLE III
                                     TERMINATION

    Section 3.01  Termination.

         (a) Either party may terminate this Agreement at any time upon thirty
(30) days' prior written notice to the other party, which shall be effective upon the receipt of such written notice. Notwithstanding the foregoing, if Lessee invokes the protection of any bankruptcy or insolvency law, or any such law is invoked against or with respect to Lessee or its property, without further action this Agreement automatically shall terminate. Upon any such termination, Lessor shall have no continuing obligation under Section 2.03 hereof.

         (c) Any termination under this Section 3.01 automatically shall result in the immediate revocation of all authority vested in Lessee under this Agreement to order, accept or pay for any Components or Completed Items on behalf of Lessor.

                                      ARTICLE IV
                                  EXCLUDED EQUIPMENT

    Section 4.01 Excluded Equipment. If Equipment For Lease has been acquired by Lessee hereunder as agent for Lessor and been paid for by Lessee but Lessee has not been reimbursed or paid for the same by Lessor, and it is thereafter determined for any reason that such Equipment For Lease will not be subjected to the Lease (and, therefore, Lessor has and will have no obligation to pay for the same), then as of the date such determination is made, such Equipment For Lease automatically shall be deemed to have been excluded from the operation of this Agreement, and this Agreement shall be ineffective to create or transfer any legal or beneficial interest in such Equipment For Lease in Lessor, and Lessor hereby disclaims any interest in such Equipment For Lease. Lessor agrees upon request by Lessee to execute and deliver to Lessee such bills of sale or other instruments of transfer or disclaimer as Lessee reasonably may request for the purpose of carrying out the provisions of this Section.



                  [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute and deliver this Agency Agreement as of the date first above written.

GENERAL ELECTRIC CAPITAL          HUTCHINSON TECHNOLOGY INCORPORATED
CORPORATION


By:                               By:
    ----------------------------      ------------------------------

Name:                             Name:
      --------------------------        ----------------------------

Title:                            Title:
     --------------------------          ---------------------------